CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pension and Profit Sharing Committee
Chemung Canal Trust Company
Profit Sharing, Savings and Investment Plan

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-104663) pertaining to the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan of our report dated June 13, 2008 with respect to the financial statements and supplemental schedule of the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2007.

Elmira, New York
June 24, 2008